Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 of our report dated August 24, 2000, except for the reclassification of the discontinued operations as to which the date is June 30, 2001, on the consolidated statements of operations, shareholders' equity and cash flows of NetWolves Corporation and subsidiaries (the "Company") for the year ended June 30, 2000, incorporated in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission.


/s/ Eisner LLP


New York, New York
September 18, 2003